Exhibit 24.2

MERRILL LYNCH & CO., INC.
CERTIFICATE OF ASSISTANT SECRETARY

I, Paul G. Lane, Assistant Secretary of Merrill Lynch & Co., Inc., a corporation duly organized and existing under the laws of the State of Delaware, do hereby certify that attached is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation at a meeting of the Board of Directors held on February 22, 2011, at which meeting a quorum was present and acted throughout and that said resolutions are in full force and effect and have not been amended or rescinded as of the date hereof.

IN WITNESS WHEREOF, I have hereupon set my hand and affixed the seal of the Corporation this 28th day of February, 2011.

(SEAL)

Merrill Lynch & Co., Inc.

By:	/s/ Paul G. Lane
Name:     Paul G. Lane

Title:	Assistant Secretary

MERRILL LYNCH & CO., INC.
BOARD OF DIRECTORS
RESOLUTIONS

February 22, 2011
Annual Report on Form 10-K

RESOLVED, that Craig T. Beazer, Lauren A. Mogensen and Edward P. O’Keefe be, and each of them with full power to act without the other hereby is, authorized and empowered to prepare, execute, deliver and file the 2010 Form 10-K and any amendment or amendments thereto on behalf of and as attorneys for the Corporation and on behalf of and as attorneys for any of the following: the principal executive officer, the principal financial officers, the principal accounting officer, and any other officer of the Corporation.